Exhibit 10.1

AROGO CAPITAL ACQUISITION CORP.

848 Brickell Avenue, Penthouse 5, Miami, FL 33131

CONFIDENTIAL

6 December 2024

Bangkok Tellink Co., Ltd.

89/2 Building 6,

2nd Floor, Room 6203,

Chaengwattana Road, Thung Song Hong,

Laksi, Bangkok 10210, Thailand

c/o: Nusttanakit Sasianon, Founder & Chief Executive Officer

Re:	Binding Letter of Intent

Dear Nusttanakit:

We have enjoyed learning about Bangkok Tellink Co., Ltd. (the “Company”) and getting to know you over the past several weeks. We are pleased to submit this letter of intent (this “LOI”) relating to a potential business combination (the “Proposed Transaction”) involving Arogo Capital Acquisition Corp., an OTC-listed company incorporated in the State of Delaware (OTC: AOGOU, AOGO, AOGOW) (the “Public Entity”), and the Company (the Public Entity and the Company together shall be referred to as the “Parties” and each as a “Party”).

An overview of certain key terms and conditions of the Proposed Transaction is set forth in Exhibit A hereto (the “Term Sheet”).

Due to the experience of the Public Entity’s management team and Board of Directors, we recognize that a public market transaction with a SPAC is more nuanced than a traditional sale of the Company, and as such, we would like to request a meeting with the Company’s Board of Directors to introduce the Public Entity and discuss the nuances of the SPAC market environment, and also to further discuss the merits of this Proposed Transaction.

As part of the process, we will be performing due diligence of the Company. Key diligence items will be focused on, without limitation, matters of financial due diligence, commercial due diligence (customer calls, etc.), legal due diligence (regulatory risks, contracts, employee issues), the competitive landscape, and M&A strategy.

1. Binding Commitment. No agreement providing for any Proposed Transaction or any other transaction shall be deemed to exist unless and until the Definitive Agreements (as defined below) have been executed and delivered by the Public Entity, the Company and any other parties thereto, if any. Promptly after the execution of this LOI, the Parties will begin negotiation of a Definitive Agreement (as defined below) related to the Proposed Transaction, with such negotiations to be completed as soon as reasonably practicable, but in no event later than the end of the Exclusivity Period (as defined below), which may be extended by the mutual written consent of the Parties. The provisions of this LOI shall be legally binding upon the Parties (the “Binding Matters”) for the duration of this LOI. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its affiliates or any of their respective officers, directors, employees, consultants, contractors, accountants, agents, representatives and financial and legal advisors (collectively with such affiliates, such Party’s “Representatives”) with regard to the Proposed Transaction. Neither Party will have (and each Party hereby irrevocably waives) any claims against the other Party or any of its Representatives arising out of or relating to the Proposed Transaction other than those, if any, that either such Party may in the future have with respect to the Binding Matters or pursuant to the Definitive Agreements (if executed and delivered by the Public Entity, the Company and any other parties thereto). Upon the execution of this LOI, the Company shall immediately commence the requisite PCAOB audit procedures, if it has not already done so, and shall make available to the Public Entity such due diligence materials as the Public Entity shall require.

2. Definitive Agreements. The obligations of the Public Entity and the Company to consummate the Proposed Transaction are subject to and conditioned upon the negotiation and execution of definitive agreements, including a business combination agreement (the “Business Combination Agreement”) and other documents (collectively, the “Definitive Agreements”), containing such terms and provisions as are mutually agreed to by the Parties. The closing of the Proposed Transaction contemplated hereby (the “Closing”) will be subject to the satisfaction of all conditions precedent to Closing as identified in the Business Combination Agreement.

3. Confidentiality Agreement. The Parties acknowledge and affirm the terms of the separate Mutual Nondisclosure Agreement, dated as of December 2nd, 2024 (the “NDA”), between the Public Entity and the Company, which is incorporated by reference as if set forth herein. The Parties acknowledge and agree that the existence and terms of this LOI and the Proposed Transaction are and shall be treated as Confidential Information in accordance with the NDA. Notwithstanding the foregoing, the Company understands and acknowledges that after each Party executes this LOI until the end of the Exclusivity Period (as defined below) or such longer period of time mutually agreed to by the Parties, the Public Entity may disclose the existence and terms of this LOI (i) in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (ii) and certain confidential information about the Company that is approved in advance in writing by the Company to certain of Public Entity’s significant existing public stockholders and other selected potential investors who, in each case, are informed of the confidential nature of this LOI and such other confidential information and have agreed to keep the existence and terms of this LOI and such other confidential information confidential in order to gauge their support of the Proposed Transaction.

4. Exclusivity. In consideration of the time, effort and expense to be undertaken by the Public Entity in connection with the Proposed Transaction, the Company agrees that during the period from the execution of this LOI and ending at 5:00 p.m., New York Time, on the date that is 45 calendar days thereafter (the “Exclusivity Period”), which date may be extended by the mutual written consent of the Parties, (i) the Company will not, and the Company will cause its Representatives not to, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any other person or entity concerning any merger, share exchange, asset acquisition, share purchase, financing transaction, reorganization or similar transaction involving the Company with such other person or entity (the transactions described shall be referred to as “Competing Transactions” or each a “Competing Transaction”), and (ii) the Company will not, and shall cause its Representatives not to, enter into any agreement in principle, letter of intent or definitive agreement, or make any filing with the SEC or other governmental authority, with respect to a Competing Transaction, unless required by applicable law. The Company shall, upon execution of this LOI, immediately suspend any pre-existing discussion with all parties other than the respective other Party regarding any Competing Transaction. During the Exclusivity Period, the Company will cooperate with the Public Entity and its Representatives regarding due diligence matters and will, upon advance notice and during normal business hours, afford the Public Entity and its Representatives with reasonable access (to the extent reasonably practicable) to the Company’s and its subsidiaries’ respective books and records and personnel. Upon request by the Public Entity, the Company agrees to make its management reasonably available to participate in a “testing the waters” process in order to determine general interest and market enthusiasm for the Proposed Transaction. For the avoidance of doubt, nothing in the foregoing does or shall be deemed to obligate the Public Entity or its Representatives to conduct any due diligence other than diligence which the Public Entity may, in its sole discretion, determine to conduct.

5. Expenses. Except as set forth in any Definitive Agreements entered into by the Parties, each of the Parties will pay its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Transaction; provided that if the transaction closes, the surviving entity shall pay all fees and expenses of each party, including legal, accounting and advisory fees.

6. Termination. This LOI can be terminated as follows: (a) by the mutual written agreement of the Parties to terminate this LOI; (b) by the Public Entity in its sole discretion, at any time after the execution hereof; (c) by the Company after the expiration of the Exclusivity Period; or (d) upon execution and delivery of the Definitive Agreements. Any termination of this LOI pursuant to clauses (b) or (c) above shall be pursuant to a written notice provided by the terminating Party to the other Party and, any termination in accordance with this Section 6 shall be effective upon receipt of such written notice by the non-terminating Party. Upon termination of this LOI, this LOI will be deemed null and void and of no further force or effect, and all obligations and liabilities of the Parties under this LOI or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the Parties relating to the Binding Matters, which will, except in the case of a termination of this Agreement pursuant to clause (d), survive any termination of this LOI indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this LOI will not relieve any of the Parties of liability for such Party’s pre-termination willful and material breach of any of the Binding Matters.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to Public Entity, to:

Arogo Capital Acquisition Corp.
848 Brickell Ave. Penthouse 5
Miami, FL 33131

Attention:	Suradech Taweesaengsakulthai
Email:	suradech@cho.co.th

with copies (which shall not constitute notice) to:

Brown Rudnick LLP
601 13th Street N.W.
Washington, DC 20005

Attention:	Andrew J. Sherman
Email:	asherman@brownrudnick.com

(b) If to the Company, to:

Bangkok Tellink Co., Ltd.
89/2 Building 6, 2nd Floor, Room No. 5203
Chaeng Wattana Road, Thung Song Hong Sub-District
Lak Si District, Bangkok 10002, Thailand

Attention:	Mr. Nusttanakit Sasianon
Email:	nusttanakit.sa@bangkoktellink.co.th

with copies (which shall not constitute notice) to:

S1Win Consultant Co., Ltd.

88 Soi Nak Niwat 6, Nak Niwat Road

Lat Phrao Sub-District, Lat Phrao District

Bangkok 10230, Thailand
Attention: Mr. Sawin Laosethakul
Email: sawim@s1winconsultant.com

Attention:	Mr. Daniel Fong
Email:	daniel@s1winconsultant.com

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the Parties hereunder will be governed by and construed under and in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each Party consents and submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware) for the adjudication of any action or legal proceeding relating to or arising out of this agreement and the transactions contemplated hereby (and each Party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. certified mail addressed to such Party at the address set forth above (or such other address as notified by either party to the other Party in writing) shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject by suit upon such judgment.

8.                 Trust Account Waiver. The Company hereby acknowledges that the Public Entity has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Entity’s public stockholders. For and in consideration of the Public Entity’s entering into this LOI, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary herein, as a result of this LOI, neither the Company nor any of its affiliates does now or shall at any time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this LOI or any proposed or actual business relationship between the Public Entity or the Public Entity’s Representatives, on the one hand, and the Company or its Representatives, on the other, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any discussions, contracts or agreements with the Public Entity or this LOI and will not seek recourse against the Trust Account (including any distributions therefrom) relating to this LOI or for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this LOI and specifically relied upon by the Public Entity and the Public Entity’s affiliates to induce the Company to enter in this LOI, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law.

9. Miscellaneous. This LOI supersedes any prior written or oral understanding or agreements between the Parties related to the subject matter hereof (other than the NDA). This LOI may be amended, modified or supplemented only by written agreement of the Parties. The headings set forth in this LOI are for convenience of reference only and shall not be used in interpreting this LOI. In this LOI, the term: (x) “including” and “include” mean including without limiting the generality of any description preceding or following such term and shall be deemed in each case to be followed by the words “without limitation;” (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person. This LOI may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including via www.docusign.com, PDF and any other electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Sincerely,

AROGO CAPITAL acquisition corp.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer

Accepted and agreed as of the date first written above.

Bangkok Tellink Co., Ltd.

By:	/s/ Nusttanakit Sasianon
Name:	Nusttanakit Sasianon
Title:	Founder & Chief Executive Officer

By:	/s/ Sawin Laosethakul
Name:	Sawin Laosethakul
Title:	Director

Exhibit A

Term Sheet

This Term Sheet is intended solely for discussion purposes and does not create a binding obligation or represent or constitute an offer, undertaking or commitment on the part of either Party to consummate or negotiate the contemplated transactions, and any such obligation will be created only by the execution and delivery of the Definitive Agreements, the provisions of which will supersede this Term Sheet and all other understandings between the Parties. Without limiting the generality of the foregoing, all terms and conditions contained in this Term Sheet are subject to further change and refinement as the Parties shall mutually agree, as shall be set forth in the Definitive Agreements. All capitalized terms used in this Term Sheet and not otherwise defined herein shall have the respective meanings ascribed to such terms in the binding letter of intent to which this Term Sheet is attached.

Transaction:	A business combination between the Company and the Public Entity, whose common stock and warrants are currently listed for trading on the OTC, pursuant to which the Public Entity will directly or indirectly acquire 100% of the outstanding equity of the Company in exchange for the consideration described below (the “Business Combination”). The legal transaction structure (including any pre-closing reorganization) will be determined by the Parties based on business, legal, tax, accounting and other considerations (and, in the event the transaction structure results in a person other than the Public Entity being the parent listed company, references in this term sheet to the Public Entity will be deemed to mean such new parent company, as applicable).
Transaction Consideration:

The total consideration provided to the Company’s equityholders (including holders of stock options) (the “Existing Equityholders”) in the Business Combination will be between $300,000,000 to $1,000,000,000 (the “Transaction Consideration”), calculated on a cash-free, debt-free basis and assuming normalized levels of working capital.

The Transaction Consideration would be paid by the post business combination company (the “Surviving Company”) by issuance of shares of common stock of the Surviving Company (the “Transaction Shares”), which would each be valued at $10.00 per share with no minimum cash condition.

The Transaction Consideration will consist of up to 100,000,000 shares of the Public Entity’s common stock issued to the Existing Equityholders (the “Share Consideration”). In addition, the Business Combination will result in up to $19 million (assuming no redemptions in accordance with the Public Entity’s certificate of incorporation, as amended, as in effect from time to time) of cash being made available to the Surviving Company for use as working capital and for general corporate purposes (the “Primary Capital”).

Equity Financing:	The Public Entity raised $105,052,500 in its IPO (with $19 million currently held in trust), which amount (net of redemptions) will be released to the Public Entity at the Closing to pay the Cash Consideration, the Primary Capital and transaction expenses.
Debt Financing	None.
Additional Financing:	The Public Entity and the Company will reasonably cooperate to seek a PIPE pursuant to customary and binding subscription agreements with certain investors (to be agreed upon by the Company and the Public Entity) concurrently with the execution of the Definitive Agreements (the “PIPE Financing”), of which Koo Dom Investment, LLC (the “Sponsor”)and its affiliates (together with the Sponsor, the “Sponsor Group”) shall endeavor its reasonable best efforts to provide or secure an amount to be mutually agreed based on budgets and inflection points to be discussed. The PIPE Financing will be contingent upon, and close concurrently with, the Closing. The terms of any PIPE Financing will be negotiated and agreed to by both the Company and the Public Entity, consistent with prevailing market terms.

A-1

Board of Directors:	The board of directors of the Surviving Company at the Closing will consist of (i) 3 directors designated by the Company, one of whom shall be considered an “independent director” in accordance with the rules and regulations of the applicable U.S. securities exchange (e.g., the Nasdaq Stock Market, LLC, the New York Stock Exchange, or other U.S. stock exchange, the “Exchange”), (ii) 1 independent director designated by the Sponsor, and, (iii) 1 independent director mutually acceptable to the Company and the Sponsor. The composition of the board of directors of the Surviving Company shall comply with the director independence rules as required the by the applicable Exchange.
Business Combination Agreement:

The obligations of the Parties will be subject to execution of the Business Combination Agreement containing terms and conditions mutually satisfactory to the Public Entity and the Company. The Business Combination Agreement will include representations, warranties and covenants customary for a transaction of this nature.

The execution of the Business Combination Agreement is also subject to satisfactory completion of mutual due diligence by the Public Entity and the Company.

In connection with the entry into the Business Combination Agreement, Company management will provide reasonable cooperation and participation in roadshow presentations to help with Public Entity’s proxy solicitation and stockholder marketing efforts, and reasonably make themselves available to assist in such efforts upon advance written notice.

The Company will request any necessary third-party approvals from the requisite third parties in connection with execution of the letter of intent, the Business Combination Agreement, and any other documents that may be required in connection with the proposed business combination.

Timing:	The target date for signing the Business Combination Agreement and announcement thereof is no later than February 28, 2025. It is understood that this date will be largely driven by the Company’s readiness to deliver requisite PCAOB compliant financial statements to the Public Entity.
Closing Conditions:

The Parties agree that the Business Combination Agreement shall not include a minimum cash requirement. The obligations of either Party to consummate the transaction will remain subject to customary closing conditions for a transaction of this nature, including without limitation:

(i)   Completion of due diligence including business, legal, tax, and financial (including a Quality of Earnings),

(ii)  Completion of any required stock exchange and regulatory review by the SEC and the Exchange, receipt of any required regulatory approvals, and expiration of any waiting periods under HSR,

(iii)  Approval by the Public Entity’s stockholders of the Business Combination and related matters,

(iv) There shall have not been a “material adverse effect” (to be defined by the Parties in the Business Combination Agreement) following the date of signing the Business Combination Agreement (with respect to the Company), and

(v)  The Business Combination Agreement will contain mutually agreed customary termination rights for a transaction of this nature.

Lock-Up:	All Share Consideration to be issued in the Business Combination will be subject to a six-month lock-up (the “Lock-Up”), subject to exceptions to be agreed upon.

A-2

Registration Rights:

The Surviving Company will use commercially reasonable efforts to file a shelf registration statement with respect to resales of the Share Consideration within 30 calendar days of Closing and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as soon as practicable after the filing thereof to facilitate sales of Share Consideration after the expiration of the Lock-Up.

Other registration rights are to be set forth in a registration rights agreement providing for customary demand and piggyback registration rights for a transaction of this nature.

Filings:

As soon as practicable following the execution of the Business Combination Agreement, the parties will file all required submissions for stockholder, regulatory and governmental approval, including a proxy statement/prospectus on Form S-4 (or Form F-4, as applicable, the “Proxy Statement”) with the SEC for the purpose of obtaining Public Entity stockholder approval and registering the issuance of Public Entity’s common stock. The Proxy Statement will include audited annual financial statements of the Company prepared in accordance with PCAOB standards as required by applicable U.S. federal securities laws. All costs associated with preparing such audited financial statements shall be borne 100% by the Company. In accordance with Section 5 of the letter of intent, the Company shall pay its own legal, financial, consulting, accounting, and any similar costs incurred at any time in connection with pursuing or consummating the Proposed Transaction.

Any HSR filing (or similar fees) with respect to any regulatory or governmental approval, including the Proxy Statement, shall be borne by the Public Entity, and paid exclusively in a manner of Public Entity’s choice.

The Parties agree that:

(i)   The current HSR Filing Fee is $45,000 for a transaction consideration valued in excess of $92 million but less than $184 million; $125,000 for a transaction consideration valued at $184 million or greater but less than $919.9 million.

Notwithstanding above, the Parties agree that the Public Entity shall pay 100% of the costs associated with respect to any SEC or Exchange listing fees.

The Parties agree that:

(i)   The current SEC Filing Fee rate is $153.10 per $1,000,000. The fee is calculated by multiplying the aggregate amount by 0.00015310.   Acquisition companies (such as the Public Entity) intending to list securities on an Exchange are subject to certain entry and application fees. For example, the current Nasdaq Capital Market entry fee ranges from $50,000 to $75,000, depending on the number of outstanding shares. Additional Exchange-specific fees may apply, including, without limitation, non-refundable application fees.

Governing Law, Jurisdiction:	The Business Combination Agreement and other applicable Definitive Agreements will be governed by the laws of the State of Delaware, with exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware).

A-3